                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by the Party other than the Registrant [   ]

Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material under Rule 14a-12

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

       THE BOARD OF DIRECTORS OF CHARLES E. SMITH RESIDENTIAL REALTY, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4) Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
         (5) Total fee paid:


             -------------------------------------------------------------------


/ /       Fee paid previously with preliminary materials:

            -------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
[LOGO OMITTED]                 2345 Crystal Drive
                            Arlington, Virginia 22202






                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON TUESDAY, MAY 22, 2001


     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc. (the "Company") to be held on Tuesday, May 22, 2001, at 10:00 a.m., Eastern Daylight Time, in the Potomac Ballroom of the Crystal City Marriott Hotel, 1999 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking is available for you in the hotel garage. The purposes of the Annual Meeting are:

          1.   To elect two directors to serve for an ensuing three-year term;

          2. To ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the 2001 fiscal year; and

          3. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 3, 2001, will be entitled to vote at the meeting or any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/ Ernest A. Gerardi, Jr.
                                           -------------------------------------
                                           Ernest A. Gerardi, Jr.
                                           President and Chief Executive Officer

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                               2345 Crystal Drive
                            Arlington, Virginia 22202

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON TUESDAY, MAY 22, 2001


     This Proxy Statement is furnished to shareholders of Charles E. Smith Residential Realty, Inc. (the "Company"), a Maryland corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 22, 2001, at 10:00 a.m., Eastern Daylight Time, at the place and for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of the Board of Directors (the "Board of Directors") of the Company.

     Holders of record of common stock (the "Common Stock") of the Company as of the close of business on the record date, April 3, 2001, are entitled to receive notice of and to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 31, 2001, there were 22,698,543 shares of Common Stock issued and outstanding.

     Common Stock represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director and FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor. The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

     The Company's 2000 Annual Report to Shareholders for the fiscal year ended December 31, 2000, has been mailed with this Proxy Statement. This Proxy Statement, the form of proxy, and the 2000 Annual Report to Shareholders were mailed to shareholders on or about April 18, 2001. The executive offices of the Company are located at 2345 Crystal Drive, Arlington, Virginia 22202.


                              ELECTION OF DIRECTORS
                                    (Item 1)
BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, with approximately one-third of the directors elected by the shareholders annually. The incumbent directors whose terms will expire at the Meeting are Charles B. Gill and Ernest A. Gerardi, Jr. Mr. Gill was not nominated for a third consecutive term on the Board of Directors of the Company because of a current policy of the Nominating Committee not to renominate independent directors who have completed two full terms in office. George Patrick Clancy, Jr., and Ernest
A. Gerardi, Jr., an incumbent director, have been nominated for election as directors at the Meeting, to hold office until the Annual Meeting of Shareholders to be held in the year 2004 or until their successors are elected and qualified. Two nominees for director will be elected upon a favorable vote of a plurality of the voting Common Stock present and entitled to vote, in person or by proxy, at the Meeting.

     The Board of Directors of the Company recommends a vote FOR Mr. Clancy and Mr. Gerardi as directors to hold office until the Annual Meeting of Shareholders to be held in the year 2004 and until their successors are elected and qualified. Should one or all of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board of Directors.

NOMINEES FOR ELECTION - TERM EXPIRING 2004

     GEORGE PATRICK CLANCY, JR. Mr. Clancy is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy was formerly the President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer of Signet Bank, N.A. (1988-1995). He currently serves as the chairman of the Public Safety Foundation, a member of the Board of Trustees of the University of Maryland College Park Foundation, a member of the Board of Regents of Catholic University of America, and a trustee of the Suburban Hospital Foundation. Since December 2000, Mr. Clancy has served as a director of Washington Gas Light Company and WGL Holdings, Inc. Mr. Clancy is 57 years old.

     ERNEST A. GERARDI, JR. From 1993 until February 2000, Mr. Gerardi was President, Chief Operating Officer, and a director of the Company. Since February 7, 2000, Mr. Gerardi additionally served as Chief Executive Officer of the Company. From October 25, 2000, Mr. Gerardi has served as President and Chief Executive Officer. He is also Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc., President of Charles E. Smith Insurance Agency, and President, Chief Executive Officer, a director of Smith Management Construction, Inc., and Smith Realty Company, and a director of several other related companies; these entities are all affiliated with the Company and conduct multifamily management and leasing, engineering and technical, interior construction and renovation, financing, insurance brokerage, facilities management, and other property-related services (collectively, the "Property Service Businesses"). From 1985 until 1994, Mr. Gerardi was Executive Vice President, Senior Executive Vice President, and a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for all day-to-day business operations and long-range planning. Prior to joining the Smith Companies in 1985, Mr. Gerardi was with Arthur Andersen and Co., where he served as senior partner in charge of the firm's accounting and financial practice for over 250 professionals in Washington, D.C. During his 27 years with Arthur Andersen, he specialized in management consultation and strategic planning. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi, 65 years old, serves on the Executive and Non-Executive Employee Equity Compensation Committees of the Company. In February 2001, Mr. Gerardi announced that he will reduce his work schedule for health reasons and plans to step down as President and Chief Executive Officer when a replacement is appointed.

INCUMBENT DIRECTORS - TERM EXPIRING 2002

     ROBERT P. KOGOD. From 1993 until February 2000, Mr. Kogod was Co-Chief Executive Officer and Co-Chairman of the Board of the Company. Mr. Kogod currently serves as a director and as Chairman of the Executive Committee of the Board of Directors of the Company. He continues to be a director of each of the Property Service Businesses. From 1964 to 1997, Mr. Kogod was President, Chief Executive Officer, and a director of Charles E. Smith Management, Inc., where he oversaw and directed all phases of the leasing and management of the Smith Companies' commercial and residential real estate portfolio. Since 1997, he has been the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., a successor to Charles E. Smith Management, Inc., which together with its subsidiaries and affiliates is the owner, operator, and manager of commercial office buildings. Until it ceased doing business in 1999, Mr. Kogod was also Secretary/Treasurer and a director of Charles E. Smith Construction, Inc., a company that specialized in the development and construction of office, retail, and residential projects. Mr. Kogod, the brother-in-law of Mr. Robert H. Smith, joined the Smith Companies in 1959. Mr. Kogod, 69 years old, serves on the Executive, Executive Compensation, Non-Executive Employee Equity Compensation, and Nominating Committees of the Company.

     R. MICHAEL McCULLOUGH. Mr. McCullough is a former Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc., an international management and technology consulting firm. Mr. McCullough joined Booz, Allen, & Hamilton Inc., in 1965 as a consultant, and he became a partner in 1971 and a managing partner of the firm's Technology Center in 1978. Prior to joining Booz, Allen & Hamilton Inc., Mr. McCullough was with the General Electric Company. Mr. McCullough has been a member of the Board of Directors of Caterair International and the Board of Directors of

Interstate Hotels, Inc., and currently serves as a member of the Board of Directors of Watson Wyatt Worldwide and Capital Auto Real Estate Investment Trust, Inc. Mr. McCullough, 61 years old, serves on the Audit, Executive, Executive Compensation, and Nominating Committees of the Company.

INCUMBENT DIRECTORS - TERM EXPIRING 2003

     ROGER J. KILEY, JR. Mr. Kiley has been a partner in the law firm of Mayer, Brown & Platt in Chicago, Illinois from 1996 to the present and previously from 1989 to 1995. His primary practice areas include public law, government relations, litigation consultation, and arbitration. He also has extensive experience in complex land use matters, real estate development, zoning, transactions with and for government, and intergovernmental transactions. From 1995 to 1996, Mr. Kiley served as Chief of Staff to Mayor Richard M. Daley in Chicago, Illinois. From 1976 to 1989, Mr. Kiley served as Judge for the Circuit Court of Cook County in Illinois, and he was in private practice from 1971 to 1976. He currently serves as a Board Member of Youth Outreach Services, Inc. and The Thomas More Association. Mr. Kiley, 64 years old, serves on the Audit, Executive Compensation, and Nominating Committees of the Company.

     ROBERT H. SMITH. Mr. Smith is Chairman of the Board of the Company, and Chairman of the Board of Directors of Smith Realty Company and Smith Management Construction, Inc. He also serves as a director of each of the Property Service Businesses. From 1962 until it ceased doing business in 1999, Mr. Smith was President, Chief Executive Officer, and a director of Charles E. Smith Construction, Inc. and its predecessor companies, where he oversaw and directed all phases of development and construction of the Smith Companies' office, retail, and residential real estate projects. He is also the Co-Chairman of the Board and a director of Charles E. Smith Commercial Realty, Inc., which together with its subsidiaries and affiliates is engaged in the ownership, operation, and management of commercial office buildings. Mr. Smith, the brother-in-law of Mr. Robert P. Kogod, joined the Smith Companies in 1950. Mr. Smith, 72 years old, serves on the Executive, Non-Executive Employee Equity Compensation, and Nominating Committees of the Company.

     KAREN HASTIE WILLIAMS. Ms. Williams has been with the Washington, D.C., law firm of Crowell & Moring LLP since 1981, and she is a partner in the firm's Government Contracts group. Her primary practice areas are government contracts, legislation, and business crimes. From March 1980 to February 1981, she served as Administrator of the Office of Federal Procurement Policy in the Carter White House, and from February 1977 to February 1980 she served as Chief Counsel of the United States Senate Budget Committee. Prior to 1977, Ms. Williams was an associate attorney in the law firm of Fried, Frank, Harris, Shriver & Kampelman. She has also been a law clerk to Associate Justice Thurgood Marshall of the United States Supreme Court and Judge Spottswood W. Robinson, III, of the United States Court of Appeals for the District of Columbia Circuit. Prior to attending law school, Ms. Williams worked as an international policy analyst with Mobil Oil Corporation. Ms. Williams currently serves on the following corporations' Board of Directors: Crestar Bank, N.A. (Advisory Board), Crestar Financial Services Corporation, Fannie Mae Corporation, Gannett Co., Inc., Washington Gas Light Company, and Continental Airlines, Inc. Ms. Williams, 57 years old, serves on the Audit, Executive, and Nominating Committees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     In accordance with the Amended and Restated Bylaws of the Company, the Board of Directors has established an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Non-Executive Employee Equity Compensation Committee, and a Nominating Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

     The Audit Committee, which consists of four independent directors, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, review the adequacy of the Company's internal accounting controls, and review the plans and results of various internal audits. The Audit Committee met four times in 2000.

     The Executive Committee has the authority, subject to the Company's conflict of interest policies, to approve the acquisition and disposition of real property and business operations and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements, including those related to the borrowing of money and the issuance of equity securities by the Company (and, consistent with the First Amended and Restated Agreement of Limited Partnership of Charles E. Smith Residential Realty L.P. (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions), provided however, that it may not approve acquisitions of property or business operations in excess of either $75 million per transaction or $150 million per calendar quarter, issue more than 2,000,000 shares of stock between Board meetings (and all such issuances are subject to other restrictions imposed by the Board) or take any action which would cause the debt-to-market capitalization ratio of the Company to exceed 50%. The Executive Committee met five times in 2000.

     The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to implement the Company's stock and unit option, award, and annual incentive plans. The Executive Compensation Committee met two times in 2000.

     The Non-Executive Employee Equity Compensation Committee was established to implement the Company's stock and Unit option and award plans for some of the Company's non-executive employees. It was formed subsequent to the Board of Directors meeting in October 1999. The Non-Executive Employee Equity Compensation Committee did not meet in 2000, but conducted business by unanimous written consent.

     The Nominating Committee was established to seek out, evaluate, and recommend to the Board candidates for election to the Board of Directors. It considers nominees recommended by variety of sources, including shareholders, but has adopted no special procedures for such nominations. The Nominating Committee met two times in 2000.

     The Board of Directors held four regular and three special meetings during 2000, in addition to conducting occasional business by unanimous written consent.

COMPENSATION OF DIRECTORS

     The Company pays its independent directors fees for their services as directors. Such directors receive annual cash compensation of $15,000, paid quarterly, plus a fee of $1,000 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors, including committee meetings. In addition, non-employee directors who are members of the Executive Committee receive additional annual compensation of $5,000, paid quarterly. The Company also grants a total of $5,000 worth of its Common Stock to each non-employee director each year, payable on January 1 and July 1. Effective as of June 30, 1994, and pursuant to the Company's Directors Stock Option Plan, each current director who is not an employee of the Company automatically receives an option to purchase 5,000 shares of Common Stock at the price in effect on the date of their election (or in the case of the initial directors, the initial public offering price.) Officers of the Company who are directors are not paid any director fees, nor are they eligible to participate in the Directors Stock Option Plan.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
                                    (Item 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as the independent auditor of the Company for the fiscal year ending December 31, 2001. Arthur Andersen LLP has served as the independent auditor of the Company since the Company's commencement of operations and is considered by management of the Company to be well-qualified. Arthur Andersen LLP has advised the Company that neither the firm nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries. Representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The ratification of the appointment of Arthur Andersen LLP requires the approval of a majority of shares of Common Stock present and entitled to vote at the meeting. The Board of Directors of the Company recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the 2001 fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and the Property Service Businesses of Mr. Smith, Chairman of the Board, and those persons who were, as of December 31, 2000, the four other most highly compensated executive officers of the Company and the Property Service Businesses (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                       ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                       -------------------                            -----------------------
   NAME AND PRINCIPAL                                                      RESTRICTED     STOCK/UNITS       ALL OTHER
        POSITION                                                           STOCK/UNIT      UNDERLYING      COMPENSATION
      ON 12/31/2000         YEAR   SALARY (1)     BONUS (1)   OTHER (2)    AWARDS (3)     OPTIONS (3)           (4)
----------------------      ----   ----------     ---------   ---------    -----------    -----------      ------------
Robert H. Smith (5)         1998     $175,000        $0           $0           N/A            N/A               $0
Chairman of the Board       1999     $219,000     $110,000        $0           N/A          200,000             $0
                            2000     $287,539     $283,226        $0           N/A           75,850             $0

Ernest A. Gerardi, Jr.      1998     $378,200     $283,500        $0        $532,500           0             $34,964
President and Chief         1999     $397,000     $602,250        $0           $0            75,000          $35,236
Executive Officer           2000     $406,900     $801,593        $0        $399,652         75,850          $35,600

John W. Guinee (6)          1998     $225,000      $91,560        $0        $106,500           0             $31,962
Executive Vice President    1999     $275,000     $338,936        $0           $0            22,500          $32,222
and Chief Investment        2000     $280,839     $331,952        $0        $119,847         22,750          $32,685
Officer

Wesley D. Minami (7)        1998     $250,000     $112,500        $0        $106,500           0              $5,214
Executive Vice President    1999     $275,000     $250,300        $0           $0            22,500           $5,486
Chief Operating             2000     $280,839     $331,952        $0        $119,847         22,750           $5,850
Officer, and Chief
Financial Officer
                                                                                               0
Alfred G. Neely (8)         1998     $130,150     $118,800        $0           $0            22,500           $5,374
President - Development     1999      $99,860     $200,240        $0           $0            18,200           $4,107
Division                    2000     $224,674     $265,565        $0        $309,030                          $5,850



(1) A portion of the amounts set forth as "Salary" and "Bonus" represent amounts actually paid to Messrs. Smith, Gerardi, Guinee, and Minami by the Property Service Businesses, which are unconsolidated subsidiaries of the Company. "Salary" includes amounts actually paid in 1998, 1999, and 2000 and "Bonus" includes amounts paid in January 1999, February 2000, and February 2001 with respect to the immediately preceding fiscal year.
(2) The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 1998, 1999, or 2000.
(3) The value of Messrs. Gerardi's, Guinee's, and Minami's restricted stock awards made on January 1, 1998, is calculated based upon a price of $35.50, the closing price of the Company's Common Stock on December 31, 1997. The value of Messrs. Gerardi's, Guinee's, Minami's, and Neely's restricted stock awards made on January 25, 2000, is calculated based upon a price of $35.125, the closing price of the Company's Common Stock on the date of grants. As a result of grants made under the Plans (as defined below), on December 31, 2000, Mr. Gerardi held 18,878 restricted shares worth $887,266, Mr. Guinee held 6,412 restricted shares worth $301,364, Mr. Minami held 750 restricted Units and 6,412 restricted shares worth $35,250 and $237,244, respectively, and Mr. Neely held 8,798 restricted shares worth $413,506, all based on the closing price of the Company's Common Stock on December 29, 2000, of $47.00; distributions are paid on restricted Units and dividends are paid on restricted stock. Restricted stock and Unit awards vest (become unrestricted) at the rate of 25% of the initial grant on each of the four successive anniversary dates of the grant, except for Mr. Guinee, whose grants may vest in part upon the attainment of investment and acquisition goals at various rates depending on the nature of the transaction, as well as at the rate of 1,000 shares on March 31 of each year. Mr. Smith was not eligible to participate in the 1994 Restricted Stock and

     Restricted Unit Plan in 1998, 1999, or 2000. Mr. Smith first became eligible to participate in the 1994 Employee Stock and Unit Option Plan in March 1999.
(4) Unless otherwise stated, these amounts represent employer contributions to the Charles E. Smith Employees Retirement Plan maintained by the Property Service Businesses, made with respect to the listed year even if such payment was partially made in the following year. In the case of Mr. Gerardi, a portion of these amounts represents the payment of premiums on a life insurance policy: $29,750 in each of 1998, 1999, and 2000. In the case of Mr. Guinee, $26,748 of the 1998 amount represents a grant of unrestricted Units pursuant to the terms of his employment, calculated based upon a price of $32.50, the closing price of the Company's Common Stock on the date of grant, $26,736 of the 1999 amount represents a grant of unrestricted stock pursuant to the terms of his employment, calculated based upon a price of $30.313, the closing price of the Company's Common Stock on the date of grant, and $26,835 of the 2000 amount represents a grant of unrestricted stock pursuant to the terms of his employment, calculated based upon a price of $37.375, the closing price of the Company's Common Stock on the date of grant.
(5) Mr. Smith also received compensation from entities other than the Company and the Property Service Businesses, for services rendered as an employee of those entities. On February 7, 2000, Mr. Smith stepped down as Co-Chief Executive Officer, but he remains Chairman of the Board. Mr. Gerardi became the Chief Executive Officer of the Company on that date. On October 25, 2000, Mr. Gerardi stepped down as Chief Operating Officer.
(6) On March 13, 2000, Mr. Guinee was promoted to Executive Vice President and Chief Investment Officer.
(7) On February 7, 2000, Mr. Minami was promoted to Executive Vice President and Chief Financial Officer, and on October 25, 2000, he was additionally promoted to Chief Operating Officer.
(8) Mr. Neely also received compensation from entities other than the Company and the Property Service Businesses, for services rendered as an employee of those entities. On March 13, 2000, Mr. Neely was promoted to President - Development Division.


OPTIONS AND AWARDS

     The Company has established the 1994 Employee Stock and Unit Option Plan, as amended (the "Option Plan"), and the 1994 Employee Restricted Stock and Restricted Unit Plan, as amended, (the "Restricted Stock Plan"), for the purpose of attracting and retaining executive officers and other key employees. Options granted under the Option Plan are exercisable for Units in the Operating Partnership or shares of Common Stock; in certain circumstances, Unitholders may redeem their Units for cash, or, at the option of the Company, for shares of Common Stock on a one-for-one basis. The Option Plan was amended in 1998 to increase the number of shares available thereunder by 1,400,000 and further amended in 1999 to permit the granting of options to the Co-Chief Executive Officers. The Option Plan and the Restricted Stock Plan were further amended in 1999 to add features now permitted by law and to clarify language in the Plans. The Option Plan was again amended in 2000 to increase the number of shares and Units available thereunder by 1,500,000, and in 2001 to increase the number of shares and Units available thereunder by 1,000,000. As of March 31, 2001, the Company and the Property Service Businesses had granted and outstanding under these plans options for 4,312,576 Units or shares of Common Stock, of which 1,417,548 were exercisable. Messrs. Gerardi, Guinee, and Minami received restricted stock grants in January 1998. No restricted stock or Unit awards were made to the Named Executive Officers in 1999. Messrs. Gerardi, Guinee, Minami, and Neely received restricted stock grants in January 2000. All of the Named Executive Officers received option grants in February 1999 and January 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF        PERCENT OF                                       ASSUMED ANNUAL RATES OF
                             SECURITIES      TOTAL OPTIONS                                    STOCK PRICE APPRECIATION FOR
                             UNDERLYING         GRANTED                                              OPTION TERM (4)
                               OPTIONS       TO EMPLOYEES IN     EXERCISE     EXPIRATION       ----------------------------
NAME                         GRANTED (1)     FISCAL YEAR (2)      PRICE        DATE (3)              5%            10%
----                         -----------     ----------------    --------     ----------       ------------    -----------
Robert H. Smith                 75,850            6.5%            $35.125       1/25/2010       $1,675,521      $4,246,098

Ernest A. Gerardi, Jr.          75,850            6.5%            $35.125       1/25/2010       $1,675,521      $4,246,098

John W. Guinee                  22,750            1.9%            $35.125       1/25/2010       $  502,546      $1,273,550

Wesley D. Minami                22,750            1.9%            $35.125       1/25/2010       $  502,546      $1,273,550

Alfred G. Neely                 18,200            1.6%            $35.125       1/25/2010       $  402,037      $1,018,840


(1) All of the option grants were made on January 25, 2000. The options vest in three equal annual installments beginning on the first anniversary date of the option grant. All of the options are exercisable following vesting and prior to the tenth anniversary of their grant date. All the options shown are exercisable for shares of Common Stock.
(2) The total number of options granted under the Option Plan in 2000 was 1,168,021.
(3) The options granted under the plan shall terminate and become null and void if they are not exercised within ten years of the date of grant.
(4) In accordance with the rules of the SEC, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based upon assumed rates of compound share price appreciation as set forth in the chart from the date the options were granted until their exercise at the end of the full ten-year period permitted. No discount or deduction has been made for the risk of forfeiture upon termination or the non-transferability of the options, nor have the values been adjusted for their present value. No gain to the optionee is possible without an increase in the price of the Common Stock which would benefit all shareholders.


         The following table sets forth information for the Named Executive Officers with respect to: (i) the share or Unit options exercised during 2000,
(ii) the net value realized upon such exercises, (iii) the number of shares or Units covered by unexercised share or Unit options held at December 31, 2000, and (iv) the value of such unexercised options at December 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                # OF                        NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                            UNITS/SHARES       VALUE             OPTIONS AT             IN-THE-MONEY OPTIONS AT
                            ACQUIRED ON      REALIZED         DECEMBER 31, 2000          DECEMBER 31, 2000 (1)
NAME                          EXERCISE          ($)      EXERCISABLE /UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                          --------          ---      --------------------------    -------------------------
Robert H. Smith                    0            0              40,000/235,850             $225,000/$3,660,718

Ernest A. Gerardi, Jr.             0            0             198,750/152,100            $4,133,438/$2,111,031

John W. Guinee                     0            0              49,625/80,625              $876,281/$1,220,750

Wesley D. Minami                10,000       71,750            46,625/73,625              $719,031/$1,099,250

Alfred G. Neely                    0            0              50,625/35,075              $1,132,031/$507,219

(1) Calculated based upon a price of $47.00, the closing price of the Company's Common Stock on December 29, 2000, less exercise prices varying from $24.00 to $35.125.


EMPLOYMENT AGREEMENTS

     Other than as described below, neither the Company nor any of its affiliated entities has an employment agreement with any Named Executive Officers; however Mr. Guinee has executed and acknowledged a non-exclusive summary of some of the terms of his employment.

     Certain senior executive officers of the Company, including the Named Executive Officers (other than Mr. Smith), have entered into severance agreements with the Company that provide for certain benefits in the event that such executive officers are terminated from employment other than for "cause" or "voluntarily without good reason." These agreements each have a term of three years automatically renewable for one-year periods unless cancelled by either party on sixty (60) days' notice and unless there is a "change of control" (as defined therein), in which case the term would be reset to run for a period of two years from the date of such event. In addition to the agreement of the Company to pay an agreed-upon amount in the event of a covered termination, each covered executive agrees to adhere to certain covenants not to compete (including participation as a director, stockholder or partner owning more than 5% of any entity which competes in any business in which the Company is engaged) for the lesser of one year or the period for which severance is paid following termination. The agreements also contain confidentiality provisions and "anti-raid" covenants. Each covered executive also receives reasonable outplacement services and an immediate vesting of all stock and Unit options and the removal of restrictions on any restricted stock or Units held.

     The amount of severance pay and other benefits to which each covered executive would be entitled will be calculated in part based upon their current base annual salary and previous annual bonus amount, at different multiples depending upon the position they held at the Company prior to their termination. As President, Mr. Gerardi would be entitled to a payment equal to two years' annual salary and bonus and continued coverage for a period of two years under any medical and other welfare plans of the Company in which he participated prior to termination, as if employment had continued for two years following termination; if such termination occurred during the two-year period following a "change in control"' he would receive a payment equal to three years' annual salary and bonus, rather than two years. The other Named Executive Officers (other than Mr. Smith) would be entitled to a payment equal to one year's annual salary and bonus and continued coverage for a period of one year under any medical and other welfare plans of the Company in which they participated prior to termination, as if employment had continued for one year following termination; if such termination occurred during the two-year period following a "change in control", they would receive a payment equal to two years' annual salary and bonus, rather than one year. If any payments contingent upon a "change of control" would constitute excess parachute payments under Section 280G of the Internal Revenue Code, the covered executive would also receive gross-up payments in an amount sufficient to offset the 20% excise tax applicable to such amounts.

     In determining eligibility for these benefits, a termination will be considered "voluntary for good reason" if it is the direct result of (i) a reduction in base salary, fringe benefits or bonus eligibility, except when generally applicable to peer employees, (ii) a substantial reduction of responsibilities or areas of supervision or an instruction to report to a lower level supervisor after a "change in control", (iii) a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, and (iv) after a "change in control", a required change of office location outside of the metropolitan area in which the executive was previously located, or, in the case of Mr. Gerardi only. For the purposes of these agreements, a "change in control" is defined as (i) the acquisition by any individual or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the Common Stock or voting securities of the Company, other than acquisitions by the Company or pursuant to certain plans of reorganization, (ii) the failure of the current members of the Board of Directors, and their successors as duly nominated and approved by the majority of the Board of Directors, to constitute a continuing majority of the Board of Directors, (iii) the consummation of any reorganization, merger, consolidation, or sale of substantially all of the assets of the Company, unless the beneficial owners prior to such transaction remain the holders of over 50% of the beneficial ownership and voting power following the transaction, no individual or group holds more than 35% of the securities or voting power of the resulting entity, and a majority of the board of the resulting entity were members of the Board of Directors of the Company prior to the transaction, or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     In December 1998, the Executive Compensation Committee approved a deferred compensation program for senior executive officers of the Company, beginning in 1999; this program was amended in 2000. Under this plan, officers may elect to defer up to 20% of their current salary and 100% of their annual bonus on a pre-tax basis to a special account of the Company. In addition, these officers may contribute to the account all or a portion of their restricted shares in the Company which are due to become unrestricted in the coming year. This account will be invested in mutual funds selected by the officer and distributed to the officer over a defined period at retirement or under other, restricted circumstances. During the accumulation phase, the funds are under the control of the Company and the electing officer is a general creditor of the Company. The amounts deferred will not be taxable to the officer or deductible to the Company at the time of deferral, but will be taxed and deductible at the time of distribution. There is no matching contribution or other increase in compensation under this program.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                                PERFORMANCE GRAPH
            COMPARISON OF CUMULATIVE TOTAL RETURN OF CHARLES E. SMITH
      RESIDENTIAL REALTY, INC., THE NAREIT EQUITY REIT TOTAL RETURN INDEX,
                       AND THE S&P 500 COMPOSITE INDEX (1)




                                                                    PERIOD ENDING
                                     ---------------------------------------------------------------------------
INDEX                                12/31/95     12/31/96     12/31/97     12/31/98      12/31/99      12/31/00
-----                                --------     --------     --------     --------      --------      --------
Charles E. Smith                      100.00       134.56       174.90       168.97        198.77        279.25
Residential Realty, Inc.

S&P 500                               100.00       122.86       163.86       210.64        254.97        231.74

NAREIT All Equity REIT Index          100.00       135.27       162.67       134.20        128.00        161.76


                                                       Source: SNL Securities LC

(1) Assumes $100 invested on December 31, 1995, in the Company's Common Stock, the NAREIT Equity REIT Total Return Index ("NAREIT Index"), and the S&P 500 Composite Index ("S&P Index"). Returns for the Company are actual returns measured from December 31, 1995. The values of the assumed investment in both the NAREIT Index and the S&P Index are the estimated values of these indices on December 31, 1995. Total return assumes the reinvestment of dividends and an actual increase in the market value of the Common Stock relative to an initial investment of $100.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

     The following report has been provided by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee met on January 25, 2000, to approve base compensation levels for certain executive officers in 2000, to approve annual cash bonuses for those officers regarding the fiscal year 1999, to grant stock options, and to review the Company's compensation practices. The Committee met again on October 9, 2000, and on February 5, 2001, to approve base compensation levels for those officers for the fiscal year 2001, to approve cash bonuses for those officers regarding the fiscal year 2000, to grant stock options and restricted stock, and to review the Company's compensation practices.

     EXECUTIVE COMPENSATION PHILOSOPHY. The Company's compensation philosophy is guided by two overriding principles. First, the Company intends to provide fully competitive levels of compensation, at expected performance levels, in order to attract, motivate and retain talented executives. Second, the Company's compensation program is intended to align the interests of the Company's executives and shareholders, by linking a portion of each executive's compensation directly to the Company's performance, which should increase shareholder value over time.

     In support of this compensation philosophy, the Company's executive compensation program is designed to reward performance that contributes to the Company's short-term and long-term success. Accordingly, the Company attempts to provide both short-term and long-term incentive compensation that varies based on the Company's performance and the individual's performance. To accomplish these goals, the Company's executive compensation program is structured with three primary components: base salary, annual bonus and long-term incentives (i.e., stock and Unit options and restricted stock and Unit awards). Each of these three components is discussed separately below.

     The deductibility limitation outlined by Section 162(m) of the Internal Revenue Code is not a consideration for the Company because certain "performance-based compensation" and deferred compensation are excluded from the $1 million limitation and the executive officers are employed by non-public affiliates of the Company. Restricted stock/Units would be subject to the deductibility limitation, but would be treated as compensation paid to an executive officer only when the stock or Units became nonforfeitable.

     BASE SALARY. The base salary program is designed to provide salary opportunities which are competitive with a community of competitor companies, as well as to reward individual contributions through performance-driven salary growth. Base salary levels are determined according to each individual employee's position in the Company and the employee's performance in that position. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executive officers are reviewed annually in accordance with a variety of factors, including individual performance, market increases in salary levels, and the Company's overall financial results.

     In its December 1997 meeting and on subsequent occasions, the Committee has reviewed studies and recommendations regarding the compensation of Company executives prepared by an outside consultant, Ferguson Associates, which compare the proposed cash compensation, option grants, and restricted stock grants of executive officers of the Company to similar organizations (while acknowledging that comparisons are difficult because of inconsistent job responsibilities and titles, the common practice of granting senior executives significant stock at the time of a REIT's formation in lieu of salary, and the large ownership positions held by many of these other officers in predecessor entities that make wage compensation a secondary concern.) In addition, the Company has income from Property Service Businesses which is significantly greater than that of other REITs included in the comparison. At its meeting in February 2001, the Committee noted that the Company had significantly exceeded its operating objectives in 2000, by surpassing the goals for growth in "Funds From Operations", property acquisition and development targets, and by improving the debt-to-market capitalization ratios of the Company. At this meeting, a report of Ferguson Associates was reviewed by the Committee concerning the compensation of senior executives, particularly with regard to the award of stock options and restricted stock, and these recommendations were considered when the Committee made its decisions. The Committee reviewed and approved management's recommended salary levels for 2001, granted stock options and restricted stock, and reviewed and approved bonuses to the senior executive officers with respect to the fiscal year 2000. The 2001 salary level of the Chief Executive Officer and President was raised to $419,921.

     BONUS. The Company's policy of awarding annual cash bonuses is designed to relate executive pay to Company and individual performance. Cash bonuses provide financial rewards for the achievement of Company and personal goals. At its January 2000 and February 2001 meetings, the Committee approved bonuses for executive officers with regard to 1999 and 2000, respectively, consistent with this approach. The Company significantly surpassed its goals regarding growth in Funds From Operations and other strategic business objectives in 2000, and the Company's stock price had risen significantly, and these were major factors in determining bonus awards. The bonus of the Chief Investment Officer of the Company is based, in part, on the achievement of certain Company investment goals.

     EMPLOYEE STOCK AND UNIT OPTION PLAN. The Company has adopted the 1994 Employee Stock and Unit Option Plan, which is designed to attract, retain and motivate executive officers and other key employees. As the Company's performance results in increased shareholder value, key employees will participate by increases in the value of their stock or Unit options. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the affiliated Property Service Businesses) to whom options will be granted. The number of options granted is determined based on competitive market practice, the Company's financial success, and each individual's position and level of responsibility within the Company. Initial grants were made to certain employees of the Company, including all of its then-executive officers other than Messrs.
Smith and Kogod, at the time of the Company's initial public offering in June 1994; these options vested in 20% increments on the first through fifth anniversaries of the date of grant and will expire if not exercised by June 23, 2004, or under certain other conditions set forth in the Option Plan. The Committee granted additional stock options to certain senior executives in December 1997, February 1999, January 2000, and February 2001, and in
February 1997 and November 1998 to newly-hired senior executives; these options generally vest in 20%, 25%, or 33 1/3% increments on the first through fifth, fourth, or third anniversaries of the date of grant and expire if not exercised by the tenth anniversary of the grant, or under certain other conditions set forth in the Option Plan (excepting only the options granted to the Company's Chief Investment Officer, some of which vest only upon the achievement of certain investment objectives.) In March 1999, the Committee, based on a survey of other similar companies, voted to amend the Option Plan to remove the prohibition on granting options to Messrs. Smith and Kogod and to award them stock options.

     RESTRICTED STOCK AND RESTRICTED UNIT PLAN. The Company has adopted the 1994 Restricted Stock and Restricted Unit Plan as an additional means of attracting, retaining, and motivating key employees. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the Property Service Businesses) to whom restricted shares and/or Units will be granted. The Committee is also authorized to determine the bases upon which the restrictions on restricted shares and restricted Units will lapse. The Committee at its meeting in July 1994 approved initial grants to certain employees of the Company, including some of its then-executive officers. The number of Units granted was determined according to each individual's position and level of responsibility within the Company. The restrictions on these initial grants lapsed in four equal annual installments of 25% each on July 1, 1995, July 1, 1996, July 1, 1997, and July 1, 1998. The Committee made three restricted stock grants to the Named Executive Officers effective as of January 1, 1998, one with a restrictions that lapse in four equal annual installments of 25% on subsequent anniversaries of the date of grant, one with restriction that lapses in full in February 2001, and one with restrictions which lapse partially based upon the achievement of certain property acquisition objectives. In addition, the Committee also granted a restricted stock award to newly-hired executive officers in February 1997 with restrictions that lapse in four annual installments of 3,750 shares on the first three grant anniversary dates and 750 for the fourth anniversary date of the grant and November 1998 with restrictions that lapse in four equal annual installments of 25% on subsequent anniversaries of the date of grant. In January 2000 and in February 2001, the Committee made additional restricted stock grants to certain executive officers of the Company, including four of the Named Executive Officers, with restrictions that lapse in three equal annual installments of 25% on subsequent anniversaries of the date of grant. Messrs. Smith and Kogod were not eligible to participate under the plan in 2000.

     SEVERANCE POLICY AND AGREEMENTS. At its December 1997 meeting, the Committee adopted a formal policy with regard to severance payments and other compensation to be received by certain senior executive officers (not including Messrs. Smith and Kogod) in the event of a termination of their employment without cause, voluntarily with good cause, or in the event of a change in control of the Company. This policy was deemed necessary by the Committee in order to clarify the obligations of the Company in those situations, and, in the case of a potential change in control of the Company, to correctly align the interests of the executive officers with those of shareholders. The policy adopted by the Committee conformed to the recommendations made to the Committee by Ferguson Associates, after its study of the practices of similarly-situated companies. This policy was slightly modified in August 1998 to increase its uniformity among certain senior officers and again in December 1999 to increase the protection afforded these officers in accordance with further recommendations from

Ferguson Associates. The Company and each of the covered executives have entered into written agreements reflecting the policy.

     DEFERRED COMPENSATION PLAN. In December 1998, the Committee, after reviewing an independent study showing that a substantial minority of similarly-situated companies have such plans, approved a deferred compensation program for senior executive officers of the Company, beginning in January 1999. Under this plan, officers may elect to defer up to 20% of their current salary and 100% of their annual bonus on a pre-tax basis to a special account of the Company. In addition, these officers may contribute to the account all or a portion of their restricted shares in the Company which are due to become unrestricted in the coming year. This account is invested in mutual funds selected by the officer and distributed to the officer over a defined period at retirement or under other, restricted circumstances. During the accumulation phase, the funds are under the control of the Company and the electing officer is a general creditor of the Company. The amounts deferred will not be taxable to the officer or deductible to the Company at the time of deferral, but will be taxed and deductible at the time of distribution. There is no matching contribution or other increase in compensation under this program, and only a minor impact on the taxable portion of the dividends of the Company.

     401(k) RETIREMENT PLAN. The Operating Partnership and each of the Property Service Businesses have adopted the Charles E. Smith Companies Employees Retirement Plan effective June 30, 1994, pursuant to Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers full-time employees of such entities and the Company who have completed six months of service, as defined by the plan. Executives of the Company who are also employed by the Property Service Businesses are eligible to participate on the same terms as nonexecutive employees, subject to any legal limitations on amounts which may be contributed or the benefits which may be payable under the plan.

     Participants may elect to contribute to the plan on a pre-tax basis, within certain percentage limitations, up to a maximum of $9,500 for 1997, $10,000 for each of 1998 and 1999 and $10,500 for each of 2000 and 2001. The participating employer matches 50% of the first $1,500 of an employee's contribution, up to a maximum of $750. In addition, the participating employer may make a discretionary contribution, calculated as a percentage of each participant's compensation as defined by the plan.

     Receipt of benefits attributable to the employer's matching contribution and discretionary contribution is subject to the vesting and forfeiture provisions of the plan. An employee's own contribution is fully vested at all times.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Robert H. Smith and Robert P. Kogod, Co-Chief Executive Officers until February 7, 2000, each received salaries of $287,539 and $160,616, respectively, for the period January 1, 2000, to December 31, 2000, and on January 25, 2000, each received a ten-year stock option grant of 75,850 shares at the then-market price, with vesting over three years. In February 2001, the Committee awarded them bonuses of $283,226 and $158,207, respectively. The salary and long-term compensation awards of Messrs. Smith and Kogod are determined substantially in conformity with the policies described above for all other executive officers of the Company. Messrs. Smith and Kogod receive a base salary which is substantially less than that of chief executive officers of many competitive companies, but the amounts paid to them are deemed appropriate in view of their substantial equity interest in the Company and their performance of services for entities other than the Company and the Property Service Businesses, which entities pay them separately for such services. On February 7, 2000, Messrs. Smith and Kogod resigned from their duties as Co-Chief Executive Officers, Mr. Kogod resigned as Co-Chairman of the Board of Directors, and Mr. Ernest A. Gerardi, Jr., was appointed Chief Executive Officer of the Company. Mr. Smith remains Chairman of the Board of Directors of the Company and Mr. Kogod was elected Chairman of the Executive Committee of the Board of Directors. Mr. Gerardi received a salary of $406,900 and a bonus of $801,593 with respect to 2000; in January 2000, he received a ten-year stock option grant of 75,850 shares at the then-market price, with vesting over three years. Mr. Gerardi announced in February 2001 that he will reduce his work schedule for health reasons and plans to step down as President and Chief Executive when a replacement is appointed.

     PROPERTY SERVICE BUSINESSES. Certain executive officers of the Company also are employed by the Property Service Businesses, of which the Company owns between 95% and 99% of the economic interest but does not own or control any voting stock. A substantial portion of such executive officers' total cash compensation is paid by the Property Service Businesses for services rendered to such entities. All base salary and annual bonus compensation decisions made by the Committee with respect to the executive officers who also are employed by the Property Service Businesses are made after consultation with the boards of directors of the Property Service Businesses. In making their base salary and annual compensation decisions with respect to these executive officers, the boards of directors of the Property Service Businesses consider all of the factors described above along with the extent of services provided to the Property Service Businesses.

                                 THE EXECUTIVE COMPENSATION COMMITTEE
                                      R. MICHAEL McCULLOUGH, CHAIR
                                      CHARLES B. GILL
                                      ROGER J. KILEY, JR.
                                      ROBERT P. KOGOD


                           THE AUDIT COMMITTEE REPORT

     The Audit Committee reviews the financial reporting process of Charles E. Smith Residential Realty, Inc., its subsidiaries and affiliates (the "Company") on behalf of the Board of Directors. The Board of Directors of the Company has determined that the members of the Committee meet the independence standards of the New York Stock Exchange and has adopted a charter for the Committee, a copy of which is included in this Proxy Statement.

     In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on SEC Form 10-K with the Company's management and its independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The Committee discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, COMMUNICATIONS WITH AUDIT COMMITTEES, as amended. In addition, the Committee has discussed with the independent auditor its independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, and has considered the compatibility of non-audit services with the auditors' independence.

     In reliance on the reviews and discussions referenced above, the Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Respectfully submitted on March 12, 2001.

                                 THE AUDIT COMMITTEE
                                      CHARLES B. GILL, CHAIR
                                      ROGER J. KILEY, JR.
                                      R. MICHAEL McCULLOUGH
                                      KAREN HASTIE WILLIAMS

                         FEES OF THE INDEPENDENT AUDITOR

     During the fiscal year 2000, the Company paid audit fees of $296,845 and $1,846,091 in other fees (including $847,541 in audit fees for affiliates of the Company, $756,750 for tax services, and $241,800 for other reports and services) to Arthur Andersen LLP, the independent auditor of the Company. No fees were paid for the design and implementation of financial information systems. The audit was not staffed by other than full-time, permanent employees of the independent auditor.


                             AUDIT COMMITTEE CHARTER

I.       PURPOSE.

     The primary function of the Audit Committee is to assist the Board of Directors of Charles E. Smith Residential Realty, Inc. (the "Company"), in fulfilling its oversight responsibilities by reviewing and recommending actions to the Board of Directors with regard to (a) the financial reports and other financial information provided by the Company to any governmental body or the public, (b) the Company's systems of internal controls and adherence to the policies established by management and the Board in the areas of finance, accounting, legal compliance and ethics, (c) the selection, evaluation, and appointment of the independent accountants of the Company, and (d) the Company's auditing, accounting and financial reporting processes generally. The independent accountants of the Company are ultimately accountable to the Board of Directors and Audit Committee of the Company, who share responsibility for selecting and evaluating such accountants and nominating independent accountants for shareholder approval at the Company's annual meeting.

     Consistent with these functions, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Companies' policies, procedures and practices at all levels. The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Committee, and may request any officer or employee of the Company or the Company's outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall make regular reports to the Board of Directors.

     The Audit Committee's primary duties and responsibilities shall be to:

     o serve as an independent and objective party to monitor the Company's financial reporting process and internal control system, and to assist the Board of Directors in monitoring the integrity of the financial statements of the Company;

     o review and appraise the audit efforts of the Company's independent accountants and internal accounting staff;

     o annually collect a statement from the independent accountants delineating all relationships between such accountants and the Company, engage in a dialogue with such accountants with respect to any relationships or services that may impact the objectivity and independence of such accountants, and recommend to the Board of Directors any appropriate action in response to these disclosures to ensure such accountants' independence;

     o annually evaluate the performance of the independent accountants of the Company and nominate an independent accountant to the Board of Directors for shareholder approval;

     o assist the Board of Directors in monitoring the compliance by the Company with legal and regulatory requirements; and

     o provide an open avenue of communication among the independent accountants, financial and senior management, the internal accounting staff, legal counsel to the Company, and the Board of Directors.

          The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter, but it may take such actions and establish such policies as it deems appropriate to fulfill its mission.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles-these are the responsibilities of management and the independent accountants of the Company. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants of the Company, or to assure compliance with laws and regulations and the Company's codes of conduct.


II.      COMPOSITION OF THE AUDIT COMMITTEE.

     The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent directors and free from any relationship with the Company or its affiliates that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Such members should not
(a) be employed (or employed within the previous three years) by the Company,
(b) derive (or have derived within the previous three years) any significant income or benefit from the Company, (c) be employed by any corporation where any of the Company's executives or affiliates serves on the compensation committee, or (d) own, be employed by, or be affiliated with or immediately related to any person or entity with such income or benefit, except in their capacity as directors. Notwithstanding these limitations, the Board of Directors may, under exceptional and limited circumstances, include on the Committee one director who is no longer an employee or who is an immediate family member of a former executive of the Company, but who is not considered independent due to the three-year limitation period, if the Board of Directors determines that such membership on the Committee is in the best interests of the Company and its shareholders and discloses in the next annual proxy statement the nature of the relationship and the reasons for the determination.

     All members of the Committee shall have significant general business experience and a working familiarity with basic finance and accounting practices and business taxation matters. At least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting matters and current issues by participating in educational programs conducted by the Company or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or otherwise as determined by the Board, and shall serve a one-year term or until their resignation from the Board or their successors on the Committee shall be duly elected and qualified. The election of members to the Committee shall constitute the determination of the Board of Directors that such members meet the requirements set forth herein. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by a majority vote of the Committee membership.

III.     MEETINGS.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate and as the members shall deem necessary and appropriate. As part of its job to foster open communication, the Committee should meet at least annually with each of senior management, the general counsel, and the independent accountants of the Company in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair on behalf of the Committee, should meet or communicate with the Company's independent accountants and senior management quarterly to review the Company's financials consistent with Section IV.5 of this Charter.

IV.      RESPONSIBILITIES AND DUTIES.

     To fulfill its responsibilities and duties the Audit Committee shall:

     DOCUMENTS /REPORTS REVIEW

     1. review and reassess the adequacy of this Charter at least annually, as conditions dictate, and submit any proposed changes to the Board of Directors for approval;

     2. review the organization's annual audited financial statements and any reports or other financial information submitted to any governmental body or the public, including any certification, report, opinion, or review rendered by the independent accountants;

     3. review an analysis prepared by management and the independent accountants of any significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;

     4. review the regular internal reports to management prepared by the independent accountants (or the internal accounting staff of the Company, if appropriate), including without limitation any significant reports or letters of the independent accountants commenting or explaining financial statements or addressing issues raised by management, and management's response to those reports;

     5. review with financial management and the independent accountants all earnings releases and quarterly reports on Form 10-Q to be filed with the Securities and Exchange Commission, prior to their release or filing;

     6. prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

     INDEPENDENT ACCOUNTANTS

     7. meet with the independent accountants prior to the conduct of the annual audit to review the scope, planning and staffing of such audit;

     8. obtain from the independent accountants assurances that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated;

     9. discuss with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

     10. recommend to the Board of Directors the selection of independent accountants for the Company, consider their independence and effectiveness, and approve the fees and other compensation to be paid to such accountants; on an annual basis, the Committee should review and discuss a statement submitted by the independent accountants regarding all significant relationships such accountants have with the Company to determine and ensure such accountants' independence;

     11. review with management and evaluate the performance of the independent accountants and approve any proposed replacement of the independent accountants when circumstances warrant;

     12. periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements;

FINANCIAL REPORTING PROCESSES

     13. in consultation with the independent accountants and the financial management of the Company, regularly review the adequacy of the Company's internal controls and the integrity of the Company's financial reporting processes, both internal and external;

     14. consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting, and discuss with the financial management of the Company as appropriate;

     15. review any major changes to the Company's auditing and accounting principles and practice as suggested by the independent accountants, management, or the internal accounting staff of the Company;

PROCESS IMPROVEMENT

     16. establish regular and separate systems of reporting to the Audit Committee by the senior (including financial) management of the Company and the independent accountants regarding any significant judgments made in management's preparation of the financial statements, and the view of each as to appropriateness of such judgments;

     17. following the completion of the annual audit, review separately with the senior (including financial) management of the Company and the independent accountants any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and any changes suggested or required in the scope of the independent or internal audits or the responsibilities, qualifications, budget and staffing of the internal audit and accounting staff;

     18. review any significant disagreement between management and the independent accountants in connection with the preparation of the financial statements;

     19. review with the independent accountants and senior management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented; this review should be conducted at an appropriate time subsequent to implementation of changes improvements, as decided by the Committee;

     20. periodically review with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

     ETHICAL AND LEGAL COMPLIANCE

     21. periodically review and advise the Board of Directors with respect to the Company's code or codes of ethical conduct (the "Ethics Codes") for the directors and employees of the Company, including the procedures established by management to implement and enforce the Ethics Codes and management's monitoring of the compliance therewith;

     22. periodically review management's information review and release systems designed to ensure that all financial statements, reports and other financial information disseminated to governmental organizations and the public by the Company, and the activities of all employees, satisfy legal requirements;

     23. obtain regular reports from management and the independent auditors that the Company's affiliated entities are in material conformity with applicable legal requirements and the Ethics Codes;

     24. regularly review with the Company's counsel all legal compliance matters, including (a) all corporate securities trading policies and compliance therewith, (b) all Company transactions directly or indirectly involving or affecting directors, senior management, or affiliates of the Company, and (c) any material report or inquiries received from regulators, law enforcement officials, or other government agencies, and annually meet in executive session with such counsel;

     25. review with the Company's counsel any legal matter that may have a material impact on the Company's financial statements, and ensure that a reporting system is in place to bring to the Committee's attention any such matters;

GENERAL

     26. meet at least annually in separate executive sessions with representatives of the independent auditor and the chief financial and accounting officers of the Company; and

     27. perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board may deem necessary or appropriate from time-to-time, in their sole discretion, to fulfill the duties of the Committee set forth herein.


                   EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     One of the members of the Executive Compensation Committee, Robert P. Kogod, was an executive officer of the Company until February 7, 2000, and still serves in an executive capacity with affiliated companies and receives compensation therefore. As described below, Mr. Kogod, together with his brother-in-law, Robert H. Smith, and their families, own interests in certain entities that were parties to transactions involving the Company, the Operating Partnership, and the Property Service Businesses during 2000. These transactions include the following:

o In May 1999, the Company finalized the settlement of financing services provided to commercial office partnerships now owned and managed by Charles
     E. Smith Commercial Realty, Inc. ("CESCR"), an affiliate of Messrs. Smith and Kogod formed in 1997. In 2000, the Company and CESCR entered into an agreement to share equally in financing fees for affiliates of Messrs. Smith and Kogod other than CESCR. The Company earned $200,000 under this agreement in 2000.

o The Property Service Businesses lease office and associated parking spaces from partnerships affiliated with Messrs. Smith and Kogod, and the total rent paid by these entities to these partnerships during 2000 was approximately $2,836,000.

o Partnerships or corporations in which Messrs. Smith or Kogod and their spouses have an interest made certain payments to the Company or the Property Service Businesses during 2000. These transactions include the following:

          - approximately $870,000 paid to Smith Realty Company in residential management fees;

          - approximately $4,600,000 paid to Smith Realty Company as reimbursement for the cost of corporate overhead and office services, including human resources, information systems, marketing, accounting, and similar services, provided to such entities;

          - approximately $34,300,000 paid to Consolidated Engineering Services, Inc. for engineering and technical consulting services provided to and the repair, replacement, and operation of HVAC systems of facilities owned by, such entities, and fees and payroll reimbursements paid by a joint venture of which Messrs. Smith and Kogod are the trustees (of which approximately $33,800,000 was payment for material, labor, and associated overhead costs incurred in performing such work);

          - approximately $36,900,000 paid to Smith Management Construction, Inc., for renovations, tenant and building improvements, and other construction management services provided to such entities (of which approximately $32,700,000 was payment for material, labor, and associated overhead costs incurred in performing such work); and

          - approximately $60,000 in commissions paid to Charles E. Smith Insurance Agency, Inc., directly or indirectly, for insurance coverage obtained for such entities.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth beneficial ownership of shares of Common Stock as of March 31, 2001 (or otherwise as noted) for (i) persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of Common Stock, (ii) each of the directors and Named Executive Officers of the Company, and (iii) the directors and executive officers of the Company as a group.


                                    NUMBER OF                          NUMBER OF               PERCENTAGE
                                    SHARES                             SHARES AND UNITS         OF ALL
NAME AND ADDRESS OF                 BENEFICIALLY     PERCENTAGE        BENEFICIALLY            SHARES AND
BENEFICIAL OWNER (1)                OWNED            OF SHARES (2)     OWNED                   UNITS (3)
--------------------                -----------      --------------    ---------------         ---------
(i)
Security Capital Preferred
Growth Incorporated                 4,632,949 (4)*          17%*          4,632,949*              11.4%*

Morgan Stanley Dean
Witter & Co./Morgan Stanley
Dean Witter Investment
Management Inc.                     2,877,657 (5)         12.7%           2,877,657                  8%

GE Capital Equity
Investment, Inc.                    2,337,662 (6)**        9.3%**         2,337,662**              6.1%**

Cohen & Steers
Capital Management, Inc.            1,384,600 (7)          6.1%           1,384,600                3.9%

European Investors, Inc./
EII Realty Securities Inc.          1,214,211 (8)          5.3%           1,214,211                3.4%

(ii)
Robert H. Smith                        18,350 (9)          ***            2,036,985 (10)           5.7% (10)

Robert P. Kogod                       137,020 (11)         ***            2,112,076 (12)           5.9% (12)

Ernest A. Gerardi, Jr.                 66,153 (13)         ***               92,153                ***

John W. Guinee                          8,368              ***                8,368                ***

Wesley D. Minami                       18,220              ***               22,720                ***

Alfred G. Neely                        12,344              ***               12,344                ***

Charles B. Gill                         5,665              ***                5,665                ***

Roger J. Kiley, Jr.                       118              ***                  118                ***

R. Michael McCullough                     264              ***                  264                ***

Karen Hastie Williams                     118              ***                  118                ***

(iii)
All directors and executive
   officers as a group (13 persons)   289,387              1.3%           2,441,168                6.8%


* Comprised entirely of 4,632,949 shares of convertible preferred stock of the Company in four series, which are immediately convertible to shares of Common Stock on a one-for-one basis; the percentages shown reflect the effect of a conversion of these shares - if fully converted, then 27,331,492 shares and 40,545,482 Units would have been outstanding on March 31, 2001.
** Comprised entirely of 1,800,000 shares of convertible preferred stock of the Company in one series, which are immediately convertible to a maximum of 1,168,831 shares of Common Stock, and 1,800,000 preferred Units, which are immediately convertible to a maximum of 1,168,831 shares of Common Stock, each based upon a formula in the Company's Articles of Incorporation. The percentages shown reflect the effect of a conversion of these shares - if fully converted, then 25,036,205 shares and 38,250,195 Units would have been outstanding on March 31, 2001.
***  LESS THAN 1%


(1) The address of each beneficial owner is 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, except as otherwise noted.
(2) Based on 22,698,543 shares of Common Stock issued and outstanding on March 31, 2001.
(3) Based on 22,698,543 shares of Common Stock issued and outstanding and 35,912,533 Common Units outstanding on March 31, 2001 (13,213,990 of which are held by limited partners other than the Company), except as footnoted. With the limited exception of certain recently-issued Units, which may be subject to temporary "lock-out" provisions, holders of Units may redeem their Units for either cash or, at the option of the Company, for shares of Common Stock on a one-for-one basis.
(4) Based on an independent report, this owner has the sole power to vote 4,632,949 of these shares. The business address of this owner is 11 South LaSalle Street, Chicago, Illinois 60603.
(5) Based on an amendment to Schedule 13G dated February 14, 2001, and filed by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Investment Management Inc. Morgan Stanley Dean Witter & Co. has the shared voting power for 1,177,657 and shared dispositive power for 1,466,257 shares and Morgan Stanley Dean Witter Investment Management Inc. has the shared voting power for 1,122,800 and shared dispositive power for 1,411,400 shares, The business address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036. The business address of Morgan Stanley Dean Witter Investment Management Inc. is 1221 Avenue of the Americas, New York, New York 10020.
(6) Based on an independent report, this owner has the shared voting and shared dispositive power for all of the listed shares. The business address of this owner is 120 Long Ridge Road, Stamford, Connecticut 06927.
(7) Based on an Amendment to Schedule 13G dated February 13, 2001, this owner has the sole power to vote of 1,172,100 of these shares. The business address of this owner is 757 Third Avenue, New York, New York 10017.
(8) Based on a Schedule 13G dated January 8, 2001, and filed by European Investors Inc. and EII Realty Securities Inc. European Investors Inc. has the sole power to vote 220,751 or direct to vote 249,311 of these shares and EII Realty Securities Inc. has the sole power to vote 824,400 or direct to vote 930,000 of these shares. The business address of European Investors Inc. is 667 Madison Avenue, New York, New York 10021.
(9)  Includes 18,150 shares held by Robert Smith's spouse, Clarice Smith.
(10) The total number of Units includes 95,771 Units held by Robert Smith, 45,006 Units held by Clarice Smith and 1,877,858 Units held by corporations wholly-owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Smith and again as beneficially owned by Robert Kogod, but only once in part (iii) of the table.
(11) Includes 52,185 shares held by Robert Kogod's spouse, Arlene Kogod.
(12) The total number of Units includes 62,392 Units held by Robert Kogod, 34,806 Units held by Arlene Kogod and 1,877,858 Units held by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Kogod and again as beneficially owned by Robert Smith, but only once in part (iii) of the table.
(13) Includes 25,000 shares held by Ernest Gerardi's spouse, Marilyn Gerardi.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Certain transactions and relationships between directors and officers and the Company and its Property Service Businesses are described in the section entitled "Executive Compensation Committee Interlocks and Insider Participation" above. There are no additional matters requiring disclosure.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NYSE. To the best of the Company's knowledge, all reports required in 2000 were timely filed except those reported in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 20, 2001.


                                  OTHER MATTERS

     The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2002 Annual Meeting must be received by the Secretary of the Company prior to December 23, 2001, to be considered for inclusion in the Company's proxy material for the 2002 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy material pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.


                VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     Under the Company's Amended and Restated By-laws and Maryland statutory law governing corporations organized under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. All other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will not be treated as entitled to vote on a proposal, will not be counted as votes for or against such proposal, and therefore will have no effect on the outcome of the vote on such proposal.

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.


                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Ernest A. Gerardi, Jr.
                                    -----------------------------------------
                                    Ernest A. Gerardi, Jr.
                                    President and Chief Executive Officer



April 13, 2001

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                  2345 CRYSTAL DRIVE, ARLINGTON, VIRGINIA 22202

                                                                  April 13, 2001



Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc., to be held on Tuesday, May 22, 2001, at 10:00 a.m., EDT, in the Crystal City Marriott Hotel, 1999 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking will be available for you in the hotel garage.

     The matters to be acted on at the meeting - the election of directors and the ratification of the selection of the Company's independent accountants - are described in the accompanying Notice and Proxy Statement.

     I realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, our Company needs your vote. A proxy card on which to indicate your vote is located in the bottom of this sheet, and an envelope, postage prepaid, in which to return your proxy is enclosed. I ENCOURAGE YOU TO COMPLETE, SIGN, AND RETURN THE PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person. This is your opportunity to voice your opinion on matters affecting the Company. Your participation is extremely important.


                                                    Sincerely,

                                                    /s/ Robert H. Smith
                                                    ----------------------------
                                                    Robert H. Smith
                                                    Chairman of the Board


                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------





THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF CHARLES E. SMITH RESIDENTIAL REALTY, INC. and when properly executed, will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for Directors, FOR Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to other matters.

PLEASE TURN OVER TO COMPLETE THE PROXY       SIGNED:____________________________

                                             SIGNED:____________________________
                                            Please date and sign exactly as
                                            name appears on this proxy. Joint
                                            owners should each sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, guardian,
                                            etc., give full title as well.)
                                            DATED:______________________________


                                            MARK HERE FOR ADDRESS CHANGE AND
                                            NOTE AT LEFT _______________________

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
        REVOCABLE PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - MAY 22, 2001

The undersigned shareholder of Charles E. Smith Residential Realty, Inc. (the "Company") hereby appoints Ernest A. Gerardi, Jr. and Robert D. Zimet, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of said Company to be held on May 22, 2001, and at any and all adjournments thereof.

        Receipt of the Company's Notice of Annual Meeting of Shareholders
                      and Proxy Statement is acknowledged.

      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

The Board of Directors recommends a vote FOR:



1.  ELECTION OF DIRECTORS     / / FOR BOTH NOMINEES                      / / WITHHOLD AUTHORITY
                             (except as written on the space below)      to vote for both nominees listed below.
                      Nominees: George Patrick Clancy, Jr., and Ernest A. Gerardi, Jr.
       INSTRUCTION: to withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided at right _______________________________________________________________________



2.  APPOINTMENT OF ARTHUR ANDERSEN LLP as Independent Auditor
                      / /  FOR              / /  AGAINST            / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.